Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of January 8, 2020, is made by and between T2 Biosystems, Inc., a Delaware corporation (together with any successor thereto, the “Company”), and John Sperzel (“Executive”) (collectively referred to herein as the “Parties” or individually referred to as a “Party”), and effective as of January 8, 2020 (the “Effective Date”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive as of the Effective Date and thereafter by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a) General. Effective on the Effective Date, the Company shall employ Executive, and Executive shall be employed by the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of Section 3(b)). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company or as provided by applicable law. The term of this Agreement (the “Term”) shall commence on the Effective Date and end on the date this Agreement is terminated under Section 3.

(c) Positions and Duties. During the Term, Executive shall serve as President and Chief Executive Officer of the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Board of Directors of the Company or an authorized committee thereof (in either case, the “Board”). Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations and/or up to two (2) private or publicly-traded companies, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case, as amended from time to time, and as delivered or made available to Executive (each, a “Policy”). The Company, through its Board of Directors, agrees to nominate Executive as a director on the Board at all times during which Executive is employed by the Company as Chief Executive Officer.

2.	Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $500,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company. Such annual base salary shall be reviewed (and may be adjusted) from time to time by the Board (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b) Annual Cash Bonus Opportunity. During the Term, Executive will be eligible to participate in an annual incentive program established by the Board. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall initially be targeted at 75% of Executive’s Annual Base Salary. The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board. For 2020, the performance goals shall be determined within sixty (60) days following the Effective Date and shall primarily be financial-related goals. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, which shall be at the same time as all other annual bonuses for other company executives, except as otherwise provided in Section 4(b).

(c) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including, but not limited to medical, dental and 401(k) plans), subject to the terms and eligibility requirements thereof and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(d) Vacation. During the Term, Executive shall be entitled to four weeks of paid vacation time in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(e) Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(f) Key Person Insurance. At any time during the Term, the Company shall have the right (but not the obligation) to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

(g) Initial Option Grants. Subject to Board approval, the Company will grant to the Executive pursuant the Company’s 2014 Incentive Award Plan, Inducement Award Plan or any successor equity incentive plan then in effect (in any case, the “Plan”) a stock option for the purchase of 3,000,000 shares of the Company’s common stock (“Common Stock”), subject to time-based vesting conditions (the “Initial Options”) with an exercise price per share equal to the fair market value of such Common Stock, as determined by the Board, at the time of grant. The Initial Options will vest in 48 substantially equal monthly installments over the four years following the date the options are granted, subject to the Executive’s continued employment with the Company on the applicable vesting date. The Initial Options will be subject to the terms and conditions of the applicable Plan and a separate stock option award agreement between Executive and the Company.

3.	Termination.

Executive’s employment hereunder and the Term may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances and the Term will end on the Date of Termination:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v) Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason, as defined below.

(vi) Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination, but the termination will still be considered a resignation by Executive. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company. The failure by either Party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Party hereunder or preclude the Party from asserting such fact or circumstance in enforcing the Party’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expense reimbursements owed to Executive pursuant to Section 2(e); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit and/or equity plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit and/or equity plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.	Severance Payments.

(a) Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b) Termination without Cause or Resignation from the Company with Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, then, subject to Executive signing within 21 days following Executive’s Separation from Service (as defined below), and not revoking, a full and general release of claims of the Company and its affiliates and their respective directors, officers, agents and employees in a form reasonably satisfactory to the Company and that includes non-competition covenants that are substantially similar to the non-competition covenant in the Restrictive Covenant Agreement (as defined in Section 5 below) (the “Release”), and Executive’s continued compliance with Section 5, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i) an amount in cash equal to the Annual Base Salary, payable in the form of salary continuation in regular installments over the 12-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices;

(ii) an amount in cash equal to the Annual Bonus for the year in which the termination occurs (based on actual performance and determined in accordance with Section 2(b) above), which amount, if any, shall be prorated based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination and paid at such time as such year’s Annual bonus would have been paid had the Employee’s employment not terminated, but in no event later than the date that is 2 1⁄2 months following the last day of the fiscal year in which the termination occurred;

(iii) if Executive timely elects to receive continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans, less the amount Executive would have had to pay to receive such coverage as an active employee based on the cost sharing levels in effect on the Date of Termination, during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the last day of the Severance Period or CIC Severance Period, as applicable, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage as an active employee for Executive and his or her covered dependents based on the cost sharing levels in effect on the Date of Termination, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Date of Termination occurs and shall end on the earliest of (X) the last day of the Severance Period or CIC Severance Period, as applicable, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility); and

(iv) if the employment termination occurs on or within twelve (12) months following the date of a Change of Control, (A) in lieu of the amount in Section 4(b)(i), an amount in cash equal to 1.5 times the Annual Base Salary, payable in equal installments over the 18-month period following the date of Executive’s Separation from Service (the “CIC Severance Period”) in accordance with the Company’s normal payroll practices, and (B) all unvested equity or equity-based awards held by Executive under any Company equity compensation plans (including the Initial Options) shall immediately become 100% vested.

(c) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 will survive the termination of Executive’s employment and the termination of the Term.

5. Restrictive Covenants. As a condition to the effectiveness of this Agreement, Executive will have executed and delivered to the Company no later than contemporaneously herewith the Non-Competition/Non-Disclosure/Invention Assignment Agreement attached as Exhibit A (the “Restrictive Covenant Agreement”). Executive agrees to abide by the terms of the Restrictive Covenant Agreement, which are hereby incorporated by reference into this Agreement. Executive acknowledges that the provisions of the Restrictive Covenant Agreement will survive the termination of Executive’s employment and the termination of the Term for the periods set forth in the Restrictive Covenant Agreement.

6.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

7.	Certain Definitions.

(a) Cause. “Cause” means that one or more of the following has occurred:

(i) Executive’s conviction of a felony, either in connection with the performance of Executive’s obligations to the Company or which otherwise materially and adversely affects Executive’s ability to perform such obligations;

(ii) Executive’s willful disloyalty to the Company or deliberate material dishonesty to the Company;

(iii) The commission by Executive of an act of fraud or embezzlement against the Company;

(iv) Executive’s willful, substantial failure to perform any of Executive’s duties hereunder or Executive’s deliberate failure to follow reasonable, lawful directions of the Board, which failure, if capable of being cured, is not cured within 30 days after delivery to Executive by the Company of written notice of such failure;

(v) A material breach by Executive of this Agreement which breach is not cured within 30 days after delivery to Executive by the Company of written notice of such breach; or

(vi) Executive’s violation of the Company’s Code of Ethics (or similar written policies concerning ethical behavior).

(b) Change of Control. “Change of Control” means that any of the following events has occurred:

(i) Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company, any employee benefit plan of the Company, or any entity organized, appointed, or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the “Control Group”), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company, provided that a Change of Control will not have occurred if such Control Group acquired securities or Voting Power solely by purchasing securities from the Company, including, without limitation, acquisition of securities by one or more third party investors;

(ii) A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions cease to be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions; or

(iii) The sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all of the assets of the Company.

(c) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.

(d) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) –(vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(e) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s positions hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(f) Good Reason. For the sole purpose of determining Executive’s right to severance payments and benefits as described above, Executive’s resignation will be with “Good Reason” if Executive resigns within ninety (90) days after any of the following events, unless Executive consents in writing to the applicable event: (i) a reduction in Executive’s Annual Base Salary, (ii) a material decrease in Executive’s authority or areas of responsibility as are commensurate with Executive’s title or position with the Company, (iii) the relocation of Executive’s primary office to a location more than twenty-five (25) miles from the Executive’s primary office as of the date of this Agreement or (iv) the Company’s breach of a material provision of this Agreement. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (a) provided the Company, within sixty (60) days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice; and (c) the Company shall have failed to so cure within such period.

8.	Parachute Payments.

(a) Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 8(b)) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.

(c) All determinations regarding the application of this Section 8 shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(d) In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 8, the excess amount shall be returned promptly by Executive to the Company.

9.	Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i) If to the Company, to the Chief Financial Officer of the Company at the Company’s headquarters,

(ii) If to Executive, to the last address that the Company has in its personnel records for Executive, or

(iii) At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement, and the Restrictive Covenant Agreement incorporated herein by reference as set forth in Section 5, are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including any prior employment offer letter or employment agreement between Executive and the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(h) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Boston, Massachusetts. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (i) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (ii) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (iii) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing of an action for injunctive relief or specific performance as provided in this Agreement or the Restrictive Covenant Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

(i) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(j) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.

(k) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred and shall be subject to Executive submitting Executive’s reimbursement request promptly following the date the expense is incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

10.	Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

T2 BIOSYSTEMS, INC.

By:	/s/ John McDonough
Name: John McDonough
Title: Chairman

EXECUTIVE

/s/ John Sperzel
John Sperzel

[Signature Page to Employment Agreement]

EXHIBIT A

Restrictive Covenant Agreement

[attached]